EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                           SEPTEMBER 30,        SEPTEMBER 30,
                                               2002                2002
                                           -------------       -------------
                                            (UNAUDITED)         (UNAUDITED)
Net Income (loss) ................          $1,885,938          $3,008,330

Plus:
Interest expense .................             188,088             567,433
Amortization of debt costs .......              33,888              72,172
                                            ----------          ----------
Earnings .........................           2,107,914           3,647,935
                                            ----------          ----------

Interest expense and
amortization of debt costs .......             221,976             639,605
Capitalized interest .............             156,026             476,928
                                            ----------          ----------
Fixed Charges ....................             378,002           1,116,533
                                            ----------          ----------
Ratio of earnings to fixed charges                5.58                3.27
                                            ==========          ==========








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